Exhibit 10.3
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is made by and between Matthew Roberts (“Employee”) and Vacasa LLC (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
WHEREAS, Employee’s employment with the Company will end as of the Separation Date (as defined below); and
WHEREAS, Employee and the Company want to establish the obligations of the Parties including, without limitation, all amounts due and owing to Employee.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
1.Separation Date. Employee’s status as an employee, officer and director of the Company, and as a director and/or officer of each of its parents, subsidiaries and affiliates, shall end effective as of September 6, 2022 the (“Separation Date”). Employee hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Employee’s status as an officer of the Company and as a director and/or officer of each of its parents, subsidiaries and affiliates as of the Separation Date.
2.Transition Period. From the date hereof through the Separation Date (the “Transition Period”), Employee will remain employed by the Company as its Chief Executive Officer. During the Transition Period, Employee will continue to be paid base salary at the rate in effect on the date of this Agreement, be eligible for all employee benefit plans available to senior executives of the Company and continue to vest into outstanding equity awards in accordance with their terms. All payments made to Employee during the Transition Period will be subject to required withholding taxes and authorized deductions.
3.Final Paycheck: Accrued Wages and Expenses. Employee shall be entitled to the following in connection with Employee’s separation from employment on the Separation Date, regardless of whether Employee executes the Release (as defined below).
a.Final Paycheck. As soon as administratively practicable on or after the Separation Date, the Company will pay Employee all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

b.Business Expenses. The Company shall reimburse Employee for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to any Company policy or requirement with respect to expense reimbursement.

4.Severance Payments and Benefits. Without admission of any liability, fact or claim, subject to (i) the execution of this Agreement, (ii) Employee’s employment terminating on the Separation Date, (iii) Employee’s continued compliance with the terms and conditions of the At-Will Employment, Confidential Information, and Invention Assignment Agreement between Employee and the Company dated February 21, 2020 (the “Confidentiality Agreement”), and (iv) Employee’s delivery to the Company of a copy of the Release Agreement attached hereto as Exhibit A signed on or after the Separation Date, that becomes effective and irrevocable within 30 days following the Separation Date (the “Release”):
c.Cash Severance. The Company shall pay Employee an amount equal to his annual base salary, at the rate in effect immediately prior to the Separation Date. Such payment shall be made in a cash lump sum on the Company’s first regular payroll date following the date the Release becomes effective and irrevocable.

d.COBRA Reimbursement. The Company will reimburse Employee for the cost of coverage under COBRA (as defined below) for Employee and Employee’s eligible dependents, if any, at the rates in effect on the Separation Date, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of 12 months following the Separation Date, (B) the date upon which Employee (and Employee’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which Employee ceases to be eligible for coverage under COBRA. The reimbursement of Employee’s COBRA Coverage under this Section is subject to Employee electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot reimburse the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to Employee a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue his group health coverage in effect on the Separation Date (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for Employee and any of eligible dependents of Employee) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether Employee elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Employee obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Employee will not receive the COBRA Replacement Payments or any reimbursement for further COBRA Coverage.

e.Equity Awards. Employee currently holds an award of Vacasa, Inc. restricted stock units (“RSUs”) and an award of Vacasa, Inc. performance stock units (“PSUs”), each of which was granted to Employee on February 4, 2022 under the Vacasa, Inc. 2021 Incentive Award Plan (the “RSU Award” and the “PSU Award,” respectively). As of the date of this Agreement, (i) 498,133 unvested RSUs remain subject to the RSU Award, and (ii) 1,245,330 unvested PSUs remain subject to the PSU Award. Effective as of the date the Release becomes effective and irrevocable, Employee shall vest into 280,200 of the unvested RSUs subject to the RSU Award and 404,732 of the unvested PSUs subject to the PSU Award. The remaining unvested portion of the RSU Award and PSU Award, after applying the vesting in the previous sentence, shall terminate without consideration on the Separation Date.
5.Confidentiality. Employee agrees (to the extent not publicly filed) to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”). Except as required by law, and to the extent not publicly filed, Employee may disclose Agreement Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Agreement Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Agreement Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Agreement Information.
6.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
7.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.
8.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

9.Severability. In the event that any provision or any portion of any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
10.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
11.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).
12.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
13.Counterparts. This Agreement may be executed in counterparts and electronically or by facsimile, and each counterpart and electronic copy or facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
14.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. Employee acknowledges that:
(1)Employee has read this Agreement;
(2)Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(3)Employee understands the terms and consequences of this Agreement and of the releases it contains;
(4)Employee is fully aware of the legal and binding effect of this Agreement; and
(5)Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
MATTHEW ROBERTS, an individual
Dated: August 22, 2022______________    /s/ Matt Roberts
MATTHEW ROBERTS
VACASA LLC
Dated: August 22, 2022_________    By: /s/ Jeff Parks
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